Exhibit 99.1

NEWS RELEASE

Green Plains Renewable Energy Signs Purchase Agreement to Acquire Otter Tail AG Enterprises

OMAHA, NE (GLOBE NEWSWIRE) – January 10, 2011 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today it has signed an asset purchase agreement with Otter Tail Ag Enterprises, LLC to acquire its 55 million gallon per year capacity dry-mill ethanol plant near Fergus Falls, MN. The proposed transaction is anticipated to progress through a court-approved bankruptcy proceeding initiated by Otter Tail Ag Enterprises, LLC. If confirmed by the Bankruptcy Court, Green Plains’ bid would then be considered the stalking horse in an asset auction to be held in the next 60 days. There can be no assurances that Green Plains’ bid will be the winning bid among qualifying bids.

“We remain focused on our growth strategy of acquiring operating assets that expand our ethanol platform and contribute immediately to our financial results,” stated Todd Becker, President and CEO of Green Plains Renewable Energy. “If we are successful in the auction process, we believe our proven management capabilities will add value for all stakeholders.”

If completed, the acquisition would increase Green Plains’ ethanol production capacity by approximately 8% to an annual capacity of 712 million gallons. Green Plains plans to finance the transaction through a mix of available cash on hand and debt financing from existing lenders.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer, operating a total of eight ethanol plants in Indiana, Iowa, Michigan, Nebraska and Tennessee with annual expected operating capacity totaling approximately 657 million gallons. Green Plains also markets and distributes ethanol for four third-party ethanol producers with annual expected operating capacity totaling approximately 360 million gallons. Green Plains owns 51% of Blendstar, LLC, a biofuel terminal operator which operates nine blending or terminaling facilities with approximately 495 million gallons per year of total throughput capacity in seven states in the south central United States. Green Plains operates grain storage facilities and complementary agronomy and petroleum businesses in Iowa, southern Minnesota and western Tennessee.

Safe Harbor

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks, uncertainties and other factors, including whether Green Plains is the successful bidder in the U.S. Bankruptcy Chapter 11 363 sale and can finalize definitive purchase agreements to affect closing this transaction, any of which could change as a result of various market conditions. As a result of these risks, uncertainties and other factors, actual results could differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Other risks that could impact the offering are described in detail in Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2009, as amended, and in Green Plains’ Quarterly Report on Form 10-Q for the three months ended September 30, 2010, each as filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information currently available to Green Plains and Green Plains assumes no obligation to update any such forward-looking statements.

Company Contact:	Investor Contact:
Jim Stark, Vice President - Investor and Media Relations	John Baldissera
Green Plains Renewable Energy, Inc.	BPC Financial Marketing
(402) 884-8700	(800) 368-1217